Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200 • Fax: (239) 277-5237
For Immediate Release

Executive Contacts:
Kent A. Kleeberger	F. Michael Smith
Executive Vice President	Vice President
Chief Financial Officer	Investor and Community Relations
Chico’s FAS, Inc.	Chico’s FAS, Inc.
(239) 274-4987	(239) 274-4797
Chico’s FAS, Inc. Reports January Sales
     Fort Myers, FL — February 7, 2008 — Chico’s FAS, Inc. (NYSE: CHS) today reported that its sales results for the four-week period ended February 2, 2008, decreased 25.0% to $94.1 million from $125.4 million reported for the five-week period ended February 3, 2007. Comparable store sales decreased 22.1% for the four-week period ended February 2, 2008, compared to the same four-week period last year ending February 3, 2007.
     Total sales for the thirteen-week period ended February 2, 2008 decreased 7.9% to $409 million from $445 million reported for the fourteen-week period ended February 3, 2007. Comparable store sales decreased 15.7% for the thirteen-week period ended February 2, 2008, compared to the same thirteen-week period last year ending February 3, 2007.
     For the fifty-two weeks ended February 2, 2008, total sales increased 4.5% to $1.71 billion from $1.64 billion reported for the fifty-three week period ended February 3, 2007. Comparable store sales decreased 8.1% for the fifty-two week period ended February 2, 2008, compared to the fifty-two week period last year ending February 3, 2007.
     Scott A. Edmonds, Chairman, President & CEO, commented, “In view of the uncertainties in the U.S. economy and the pressures more specifically evidenced in the retail industry, our disappointing January sales results were not entirely unexpected. We continue to believe the Company’s fourth quarter financial performance should fall within the range set forth in our December sales release of a loss of $0.13 to $0.16 per diluted share. The January sales results were a consequence of our previously announced efforts to end fiscal year 2007 with clean inventories that would enable us to return to full price selling earlier in Q1 2008. In retrospect, however, our aggressive markdowns in December accelerated at a faster than expected rate resulting in lost sales of clearance business in January and a lower than expected average unit retail for the quarter. Furthermore, challenging weather conditions throughout January also caused a significant amount of lost sales resulting in a higher than anticipated negative comparable store sales result.”
     Mr. Edmonds continued, “We are steadfastly committed to protecting our free cash flow and our strong balance sheet through numerous efforts to control expense, capital expenditures and inventory investment. These efforts include a significant reduction to date in capital expenditures for 2008 from our original plan, a budget-neutral approach for new hires in 2008 for our shared services departments, a conservative approach to store expense planning for all brands, and a more measured and value-based approach to our marketing expenditures. We have already reduced new store growth for fiscal 2008 to less than 60 new stores, and we plan to further slow store growth for fiscal 2009 to only 10 or so stores. Furthermore, we do not intend to increase the number of new stores beyond current commitments in 2008 or 2009 until we see improvements in the economy and our own performance. We will provide more detail on our store growth plans, capital expenditures plans, and expense reduction measures on our 4th quarter conference call scheduled for March 5, 2008.”

     “I am pleased to report that we are currently seeing increasing sell-through of our newer merchandise resulting in improvements in our merchandise margins and average unit retail. In fact, although we are only four days into February, we are currently experiencing significantly improved same store sales compared ot the prior month. We also continue to add new customers to our loyalty programs for all three brands. The Soma Intimates business continues to see nice improvements across all major product categories resulting in growth in new customers and repeat purchases from existing customers.”
     Mr. Edmonds concluded, “Despite the current challenges, we continue to have confidence in our long-term strategies and remain optimistic about our future. We have assembled a strong management team and continue to attract world-class talent in key areas such as merchandising and production. This, along with a strong balance sheet that includes approximately $275 million dollars in cash and marketable securities and no debt, should position us to take advantage of our market opportunities when overall economic conditions improve.“
     The Company is a specialty retailer of private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The Company operates 1,038 women’s specialty stores, including stores in 49 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico operating under the Chico’s, White House | Black Market and Soma Intimates names. The Company has 604 Chico’s front-line stores, 37 Chico’s outlet stores, 309 White House | Black Market front-line stores, 19 White House | Black Market outlet stores, 68 Soma Intimates front-line stores and 1 Soma Intimates outlet store.
     Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.
For more detailed information, please call (877) 424-4267 to listen to the Company’s monthly sales information and investor relations line
A copy of a slide show addressing the Company’s recent financial results and current plans for expansion is available on the Company’s website at http://www.chicos.com in the investor relations section under Our Company
Additional investor information on Chico’s FAS, Inc. is available free of charge on the Company’s website at http://www.chicos.com in the investor relations section under Our Company